Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-195887

Prospectus Supplement

(to prospectus dated May 12, 2014)

$1,000,000,000

CareFusion Corporation

$300,000,000 1.450%Notes due 2017

$400,000,000 3.875%Notes due 2024

$300,000,000 4.875%Notes due 2044

We are offering $300,000,000 aggregate principal amount of 1.450% senior notes due 2017 (the “2017 notes”), $400,000,000 aggregate principal amount of 3.875% senior notes due 2024 (the “2024 notes”) and $300,000,000 aggregate principal amount of 4.875% senior notes due 2044 (the “2044 notes” and, together with the 2017 notes and the 2024 notes, the “notes”).

Interest will be paid semi-annually on May 15 and November 15 of each year, commencing November 15, 2014. The 2017 notes will mature on May 15, 2017, the 2024 notes will mature on May 15, 2024, and the 2044 notes will mature on May 15, 2044. We may redeem the notes of each series, in whole or in part, at any time prior to their maturity at the applicable optional redemption prices described herein. Upon the occurrence of a change of control repurchase event, as described herein, we will be required to repurchase the notes of each series from holders at the repurchase price described herein.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

The notes will not be listed on any securities exchange or quoted on any automated quotation system.

See “Risk Factors” beginning on page S-8 for a discussion of certain risks that we urge you to consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts and Commissions	Proceeds before Expenses(1)
Per 2017 note	99.861%	0.450%	99.411%
Total	$299,583,000	$1,350,000	$298,233,000
Per 2024 note	99.837%	0.650%	99.187%
Total	$399,348,000	$2,600,000	$396,748,000
Per 2044 note	99.315%	0.875%	98.440%
Total	$297,945,000	$2,625,000	$295,320,000

[1]	Plus accrued interest, if any, from May 22, 2014, if settlement occurs after that date.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream or the Euroclear System, on or about May 22, 2014.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan

Morgan Stanley

(All Notes)

Deutsche Bank Securities                Mitsubishi UFJ Securities

(2017 Notes, 2044 Notes)

HSBC                     US Bancorp

(2024 Notes)

Co-Managers

Banca IMI	Deutsche Bank Securities		HSBC	Mitsubishi UFJ Securities		UBS Investment Bank		US Bancorp
(All Notes)	(2024 Notes	)	(2017 Notes, 2024 Notes)	(2024 Notes	)	(All Notes	)	(2017 Notes, 2044 Notes)

The date of this prospectus supplement is May 15, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where such offer is not permitted. You should not assume that the information contained in this prospectus supplement or incorporated by reference is accurate as of any date other than the respective dates of such documents.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering in two parts. The first part is this prospectus supplement, which describes certain terms of the notes and the offer and sale of the notes. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time, some of which does not apply to the notes or this offering. If there is a conflict between the terms of the notes or this offering in this prospectus supplement and those in the accompanying prospectus, the terms in this prospectus supplement shall control.

Any information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference into the accompanying prospectus or this prospectus supplement will be deemed to have been modified or superseded to the extent that a statement subsequently contained in this prospectus supplement or the accompanying prospectus, in any free writing prospectus we may provide to you in connection with this offering or in any document we file with the United States Securities and Exchange Commission (the “SEC”) under or pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that also is incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement or the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering, together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as described under the headings “Where You Can Find More Information”; and “Incorporation of Certain Documents by Reference” beginning on page S-49 in this prospectus supplement.

In this prospectus supplement, references to “CareFusion,” “our company,” “we,” “us” and “our” refer to CareFusion Corporation and its consolidated subsidiaries, and references to “Cardinal Health” refer to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries, unless the context otherwise requires.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Portions of this prospectus supplement and the information incorporated herein by reference contain, or may contain, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the plans and expectations of our management at the time such statements were made and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” in addition to the following other factors:

•	our ability as a holding company to receive funds from our subsidiaries to make payments on our outstanding indebtedness;

•	if we become insolvent or are liquidated, or if payment under any of the agreements governing our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender;

•	if we become insolvent or are liquidated, the notes are effectively subordinated to the debt of our subsidiaries as they are not guaranteed by our subsidiaries;

•	the limiting effect of the negative covenants in the indenture;

•	our inability to raise the funds to finance an offer to redeem the notes if we are required to repurchase the outstanding notes;

•	the absence of assurance that an active trading market for the notes will ever develop;

•	difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

•	the continued financial viability and success of our customers and suppliers and the potential impact on our customers and suppliers of declining economic conditions, which could impact our results of operations and financial condition;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	actions of regulatory bodies and other government authorities, including the U.S. Food and Drug Administration and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	disruption or damage to or failure of our information systems;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties in our industry due to government healthcare reform;

•	uncertainties related to the availability of additional financing to us in the future and the terms of such financing;

•	risks associated with international operations, including fluctuations in currency exchange rates;

•	the effects of our strategies to run our business in a tax-efficient manner;

•	competitive pressures in the markets in which we operate;

•	the loss of, or default by, one or more key customers or suppliers;

•	unfavorable changes to the terms of key customer or supplier relationships;

•	downgrades of our credit ratings or disruptions to financial markets, and the potential that such downgrades or disruptions could adversely affect our access to capital and the terms of such capital or increase our cost of capital;

•	failure to retain or continue to attract senior management or key personnel;

•	risks associated with our substantial leverage;

•	the potential effects of threatened or actual terrorism and war; and

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus supplement, even if new information becomes available in the future.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information more fully described elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you. Before making a decision to invest in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. Our offerings include established brands used in hospitals throughout the United States and more than 130 countries worldwide.

We offer comprehensive product lines in the areas of medication management, infection prevention, operating room (“OR”) effectiveness, respiratory care and surveillance and analytics. Our primary product brands include:

•	Alaris intravenous (“IV”) infusion systems;

•	Pyxis automated medication dispensing and supply management systems;

•	AVEA, Vela and LTV Series respiratory ventilators;

•	ChloraPrep skin antiseptic products;

•	MaxGuard, MaxPlus and SmartSite needle-free IV infusion disposable sets and accessories;

•	V. Mueller and Snowden-Pencer open surgical and laparoscopic instrumentation;

•	AirLife nebulizers, ventilator circuits and other disposables used for providing respiratory therapy;

•	Jaeger and SensorMedics cardiopulmonary diagnostic equipment; and

•	MedMined software and surveillance services.

For the nine months ended March 31, 2014 and the fiscal year ended June 30, 2013, we generated revenue of $2.72 billion and $3.55 billion, respectively, and income from continuing operations of $277 million and $389 million, respectively. Approximately 22% of our revenue for the 2013 fiscal year was from customers outside of the United States.

Risk Factors

For a discussion of risk factors associated with our business and the notes offered hereby, see “Risk Factors” beginning on page S-8.

Corporate Information

CareFusion was incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health, Inc. in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009. Our principal executive offices are located at 3750 Torrey View Court, San Diego, California 92130, and our telephone number is (858) 617-2000.

SUMMARY OF THE OFFERING

The following summary describes the principal terms of the notes and it is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	CareFusion Corporation.

Notes Offered	$300,000,000 aggregate principal amount of 1.450% senior notes due 2017.

$400,000,000 aggregate principal amount of 3.875% senior notes due 2024.

$300,000,000 aggregate principal amount of 4.875% senior notes due 2044.

Interest Rate	For the 2017 notes: 1.450% per annum.

For the 2024 notes: 3.875% per annum.

For the 2044 notes: 4.875% per annum.

Maturity Date	For the 2017 notes: May 15, 2017.

For the 2024 notes: May 15, 2024.

For the 2044 notes: May 15, 2044.

Interest Payment Dates	May 15 and November 15 of each year, commencing November 15, 2014.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption prices described under the heading “Description of the Notes—Optional Redemption.” We will also pay the accrued and unpaid interest on the notes to but not including the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event”), we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations. The notes will effectively rank junior to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness.

The notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables. As of March 31, 2014, our subsidiaries had approximately $4 million of capital lease obligations, a portion of which are secured obligations and obligations in respect of $27 million of outstanding letters of credit.

Certain Covenants	The indenture governing the notes will, among other things, limit:

•	our ability to create or assume indebtedness for borrowed money that is secured by a lien;

•	our ability to enter into sale and leaseback transactions; and

•	our ability to engage in mergers, consolidations and transfers of substantially all of our assets.

The indenture will also require us to provide financial statements and other information to holders even if we are not obligated to file reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Use of Proceeds	We anticipate that we will receive proceeds of approximately $987.9 million from the sale of the notes after deducting underwriting discounts and estimated offering expenses. We intend to use a portion of the net proceeds of this offering to repay at maturity our $450.0 million in aggregate outstanding principal amount of 5.125% Senior Notes due 2014. We intend to use the remaining net proceeds of the offering for general corporate purposes.

Certain U.S. Federal Income Tax Consequences	You should carefully read the information under the heading “Certain U.S. Federal Income Tax Consequences.”

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Trustee	Deutsche Bank Trust Company Americas.

Risk Factors	See “Risk Factors” before considering an investment in the notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents our summary historical financial data. The condensed consolidated statements of earnings data for the nine months ended March 31, 2014 and 2013 and the condensed consolidated balance sheet data as of March 31, 2014 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The condensed consolidated balance sheet data as of March 31, 2013 have been derived from our unaudited condensed consolidated financial statements that are not included or incorporated by reference in this prospectus supplement. The condensed consolidated statements of earnings data for each of the fiscal years in the three-year period ended June 30, 2013 and the condensed consolidated balance sheet data as of June 30, 2013 and 2012 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The condensed consolidated balance sheet data as of June 30, 2011 are derived from our audited consolidated financial statements that are not included or incorporated by reference in this prospectus supplement.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. The interim consolidated financial information is not necessarily indicative of the results that may be obtained for a full year.

The summary historical condensed consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes, unaudited interim condensed consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each incorporated by reference into this prospectus supplement.

	At or for the Fiscal Year Ended June 30,			At or for the Nine Months Ended March 31,
($ in millions, except ratios)	2013	2012	2011	2014	2013
				(unaudited)
Statement of Earnings Data:
Revenue	$3,550	$3,598	$3,440	$2,720	$2,647
Gross margin	1,850	1,804	1,768	1,361	1,264
Operating income	619	574	504	427	449
Income before income tax	543	487	425	359	394
Net income	385	293	249	277	276
Balance Sheet Data:
Total assets	$8,553	$8,488	$8,185	$8,663	$8,728
Long-term obligations, less current portion and other short-term borrowings	1,444	1,151	1,387	999	1,445
Total stockholders’ equity	5,386	5,231	5,070	5,401	5,494
Other Data:
Ratio of earnings to fixed charges	6.6	5.6	4.9	5.7	6.5

RISK FACTORS

Before purchasing the notes, we urge you to understand and carefully consider the risks below and the risk factors described in and incorporated by reference in this prospectus supplement, as well as all of the other information contained in and incorporated by reference in this prospectus supplement, including our financial statements and the related notes thereto. Some of the risks relate to our business while others relate to ownership of our notes. Our business may be adversely affected by risks and uncertainties not currently known to us. If any of these risks or uncertainties develop into actual events, our business and financial performance (including our financial condition, results of operations and cash flows) could be materially and adversely affected, and the trading price of our notes could decline. In such a case, you may lose all or part of your investment in the notes.

Risks Related to the Notes

We are a holding company, and our ability to repay our obligations under the notes depends upon our ability to obtain funds from our subsidiaries or other sources.

The notes are only obligations of CareFusion Corporation. CareFusion Corporation is a holding company with no material assets, other than the stock of its subsidiaries. All of our revenue and cash flow is generated through our subsidiaries and all of our operations are conducted through our subsidiaries. As a result, our ability to make payments on our indebtedness, including the notes offered hereby, and to fund our other obligations is dependent not only on the ability of our subsidiaries to generate cash, but also on the ability of our subsidiaries to distribute cash to us in the form of dividends, fees, interest, loans or otherwise, as well as our ability to obtain funds from other sources of financing, which may not be available if and when required. The ability of our subsidiaries to pay dividends and make other payments to us will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed below in “—Risks Related to Our Business.”

In addition, our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent such cash from being converted into other currencies, including U.S. dollars. If our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries is limited by tax, foreign exchange or other laws, our ability to make payments on our debt, including amounts due under the notes, could be harmed.

The notes are not guaranteed by our subsidiaries and are effectively subordinated to the indebtedness of our subsidiaries.

None of our subsidiaries will guarantee our payment obligations on the notes. Our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of the notes to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the notes will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including trade payables. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the notes. As of March 31, 2014, our subsidiaries on a combined basis had approximately $4 million of capital lease obligations, a portion of which are secured obligations, and obligations in respect of $27 million of outstanding letters of credit, and the total assets of such subsidiaries were approximately $8.7 billion.

The notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of the agreements governing our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that indebtedness. Accordingly, the lenders will have a prior claim on our assets to the extent of their liens thereon. In that event, because the notes are not secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of March 31, 2014, our subsidiaries on a combined basis had approximately $4 million of lease obligations, a portion of which are secured obligations.

Negative covenants in the indenture will have a limited effect.

The indenture governing the notes will contain negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;
•	limit our ability to incur indebtedness that is equal in right of payment to the notes;
•	restrict our ability to repurchase or prepay our securities; or
•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the limitation on secured indebtedness covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the notes. See “Description of the Notes—Certain Covenants—Limitation on Liens” for a description of this covenant and related definitions. In light of these exceptions, holders of the notes may be structurally subordinated to new lenders.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a Change of Control Repurchase Event (as defined under “Description of the Notes—Offer to Repurchase Upon a Change of Control”), we will be required to offer to repurchase all outstanding notes. We cannot assure you that we will have sufficient funds available to make any required repurchases or redemptions of the notes or have the ability to arrange financing on acceptable terms. Any failure to redeem or purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our senior unsecured revolving credit facility. A default, in each case, could result in the declaration of the principal and interest on all the notes and our indebtedness outstanding under the senior unsecured revolving credit facility to be due and payable.

There may not be an active trading market for the notes and, if an active trading market develops, changes in our ratings or the financial markets could adversely affect the market price of the notes.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;
•	number of holders of the notes;

•	outstanding amount of the notes;
•	terms related to optional redemption of the notes;
•	condition of the financial markets; and
•	level, direction and volatility of market interest rates generally.

Risks Related to Our Business

We may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, our position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of our business depends on our ability to enhance our existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory approvals and clearances on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from those of our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. Our failure to enhance our existing products or introduce new and innovative products in a timely manner would have an adverse effect on our results of operations and financial condition.

Even if we are able to develop, manufacture and obtain regulatory approvals and clearances for our new products, the success of those products would depend upon market acceptance. Levels of market acceptance for our new products could be affected by several factors, including:

•	the availability of alternative products from our competitors;
•	the price and reliability of our products relative to that of our competitors;
•	the timing of our market entry; and
•	our ability to market and distribute our products effectively.

We are subject to complex and costly regulation.

Our products are subject to regulation by the United States Food and Drug Administration (the “FDA”) and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market clearance or pre-market approval before those products can be marketed or sold in the United States. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. The FDA has indicated that it intends to continue to enhance its pre-market requirements for medical devices. Although we cannot predict with certainty the future impact of these initiatives, it appears that the time and cost to get many of our medical devices to market could increase significantly.

In addition, we are subject to regulations that govern manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after we have obtained clearance or approval to sell a product. Our failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect our results of operations and financial condition. Further, if we determine a product manufactured or marketed by us does not meet our specifications, published standards or regulatory requirements, we may seek to correct the product or withdraw the product from the market, which could have an adverse effect on our business. Many of our facilities and procedures and those of our suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming. The FDA also issued a final rule regarding the Unique Device Identification (“UDI”) System that will be phased in over seven years. The UDI System will require manufacturers to mark certain medical devices distributed in the United States with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require us to make changes to our manufacturing and labeling, which could increase our costs.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If our sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, we may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. A number of companies in the healthcare industry have been the subject of enforcement actions related to their sales and marketing practices, including their relationships with doctors and off-label promotion of products. In April 2011, we received a federal administrative subpoena from the Department of Justice. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal administrative subpoena from the Department of Justice containing additional information requests. All three subpoenas request documents and other materials that relate primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced an agreement in principle pursuant to which we expect to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and will continue to cooperate with the government. In January 2014, we entered into a final settlement agreement with the government and we paid the settlement. See note 12 to the consolidated financial statements in our Form 10-Q for the period ended March 31, 2014 incorporated by reference herein for more information. If we were to become the subject of an enforcement action, including any action resulting from the investigation by the Department of Justice or OIG, it could result in negative publicity, penalties, fines, the exclusion of our products from reimbursement under federally-funded programs and/or prohibitions on our ability to sell our products, which could have an adverse effect on our results of operations and financial condition.

Cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability.

Many existing and potential customers for our products within the United States are members of group purchasing organizations (“GPOs”) and integrated delivery networks (“IDNs”) in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Due to the highly competitive nature of the GPO and IDN contracting processes, we may not be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for our products, thereby reducing our profitability.

While having a contract with a GPO or IDN can facilitate sales to members of that GPO or IDN, it is no assurance that sales volume of those products will be maintained. The members of such groups may choose to purchase from our competitors due to the price or quality offered by such competitors, which could result in a decline in our sales and profitability.

In addition, our capital equipment products typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations, the timing of spending under these budgets and conflicting spending priorities, including changes resulting from adverse economic conditions, can have a significant effect on the demand for our capital equipment products and related services. In addition, the implementation of healthcare reform in the United States, which may reduce or eliminate the amount that healthcare organizations may be reimbursed for our capital equipment products and related services, could further impact demand. Any such decreases in expenditures by these healthcare facilities and decreases in demand for our capital equipment products and related services could have an adverse effect on our results of operations and financial condition.

Distributors of our products may begin to negotiate terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing or other terms of sale could adversely affect our results of operations and financial condition. In addition, if we fail to implement distribution arrangements successfully, it could cause us to lose market share to our competitors.

Outside the United States, we have experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets.

Current economic conditions have and may continue to adversely affect our business, results of operations and financial condition.

Disruptions in the financial markets and other macro-economic challenges currently affecting the economy and the economic outlook of the United States, Europe and other parts of the world have had and we expect will continue to have an adverse impact on our results of operations and financial condition. Recessionary conditions and depressed levels of consumer and commercial spending have caused and may continue to cause our customers to reduce, modify, delay or cancel plans to purchase our products and have caused and may continue to cause vendors to reduce their output or change terms of sales. We have observed certain hospitals delaying as well as prioritizing capital purchasing decisions, which has had and we expect will continue to have an adverse impact on our financial results into the foreseeable future.

In addition, as a result of these recessionary conditions, our customers in and outside of the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If our customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if they are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to us. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We also extend credit through an equipment leasing program for a substantial portion of sales to our dispensing product customers. This program and any similar programs that we may establish for sales of our other capital equipment, exposes us to certain risks. We are subject to the risk that if these customers fail to pay or delay payment for the products they purchase from us, it could result in longer payment cycles, increased collection costs, defaults exceeding our expectations and an adverse impact on the cost or availability of financing. These risks related to our equipment leasing program may be exacerbated by a variety of factors, including adverse economic conditions, decreases in demand for our capital equipment products and negative trends in the businesses of our leasing customers.

Any inability of current and/or potential customers to pay us for our products or any demands by vendors for different payment terms may adversely affect our results of operations and financial condition.

We may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected.

We have engaged in restructuring activities in the past and may engage in other restructuring activities in the future. These types of cost reduction and restructuring activities are complex. If we do not successfully manage our current restructuring activities, or any other restructuring activities that we may take in the future, any expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. In addition, the costs associated with implementing restructuring activities might exceed expectations, which could result in additional future charges.

We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

We rely on a combination of patents, trademarks, copyrights, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We cannot be sure that our pending patent applications will result in the issuance of patents to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will remain valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We operate in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force us to make significant royalty payments in order to continue selling the affected products. At any given time, we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against us could adversely affect our results of operations and financial condition.

Defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject us to regulatory actions.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of regulatory reviews of our applications for new product approvals or clearances. We may also voluntarily undertake a recall of our products, temporarily shut down production lines, or place products on a shipping hold based on internal safety and quality monitoring and testing data.

Our future operating results will depend on our ability to sustain an effective quality control system and effectively train and manage our employee base with respect to our quality system. Our quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving our products and services. While we have a network of quality systems throughout our business lines and facilities, quality and safety issues may occur with respect to any of our products. A quality or safety issue may result in a public warning letter from the FDA, or potentially a consent decree. We are currently operating under an amended consent decree with the FDA, as discussed further below. In addition, we may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt our business and have an adverse effect on our results of operations and financial condition.

We are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business.

We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for our subsidiary that manufactures and sells infusion pumps in the United States. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we can proceed to the audit inspection phase of the amended consent decree, which includes the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities. The costs associated with these ongoing audits, and any actions that we may need to take resulting from these audits, could be significant.

We have no reserves associated with compliance with the amended consent decree. As such, we may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. Moreover, the matters addressed in the amended consent decree could lead to negative publicity that could have an adverse impact on our business. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may also be required to pay monetary damages if we fail to comply with any provision of the amended consent decree. See note 12 to the consolidated financial statements in our Form 10-Q for the period ended March 31, 2014 incorporated by reference herein for more information. Any of the foregoing matters could disrupt our business and have an adverse effect on our results of operations and financial condition.

We may incur product liability losses and other litigation liability.

We are, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against us, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, we may not be able to obtain insurance on terms acceptable to us or at all because insurance varies in cost and can be difficult to obtain. Our failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on our results of operations and financial condition.

We are involved in a number of legal proceedings. Legal proceedings are inherently unpredictable, and the outcome can result in excessive verdicts and/or injunctive relief that may affect how we operate our business, or we may enter into settlements of claims for monetary damages that exceed our insurance coverage, if any. In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could lead to an increase in regulatory investigations or our exposure to litigation. Any such proceedings or investigations, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns and additional restrictions on our sales or the use of our products, which could disrupt our business and have an adverse effect on our results of operations and financial condition.

We rely on the performance of our information technology systems, the failure of which could have an adverse effect on our business and performance.

Our business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which are beyond our control. Systems interruptions could reduce our ability to manufacture and provide service for our products, and could have an adverse effect on our operations and financial performance. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of our information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to us, our employees, partners, customers, or our suppliers, which may result in significant costs and government sanctions. In particular, if we are unable to adequately safeguard individually identifiable health information, we may be subject to additional liability under domestic and international laws respecting the privacy and security of health information.

We also are pursuing initiatives to transform our information technology systems and processes. Many of our business lines use disparate systems and processes, including those required to support critical functions related to our operations, sales, and financial close and reporting. We are implementing new systems to better streamline and integrate critical functions, which we expect to result in improved efficiency and, over time, reduced costs. While we believe these initiatives provide significant opportunity for us, they do expose us to inherent risks. We may suffer data loss or delays or other disruptions to our business, which could have an adverse effect on our results of operations and financial condition. If we fail to successfully implement new information technology systems and processes, we may fail to realize cost savings anticipated to be derived from these initiatives.

An interruption in our ability to manufacture our products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect our business.

Many of our key products are manufactured at single locations, with limited alternate facilities. If we experience damage to one or more of our facilities, or our manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, if the capabilities of our suppliers and component manufacturers are limited or stopped, due to quality, regulatory or other reasons, it could negatively impact our ability to manufacture our products and could expose us to regulatory actions. Further, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. We may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to us, could have an adverse effect on our results of operations and financial condition.

Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability.

New regulations related to conflict minerals may increase our costs and adversely affect our business.

We are subject to the SEC’s newly adopted regulations, which require us to determine which of our products contain certain specified minerals, referred to under the regulations as “conflict minerals”, and, if so, to perform an extensive inquiry into our supply chain, in an effort to determine whether or not such conflict minerals originate from the Democratic Republic of Congo (“DRC”), or an adjoining country. Under the regulations, we are required to file a report with the SEC by May 31, 2014, to disclose and report whether or not such conflict minerals originate from the DRC or an adjoining country. At this time, we have determined that certain of our products contain such specified minerals and have developed a process by which we can identify where such minerals originated. We expect to incur additional costs to comply with these disclosure requirements, including costs related to determining the sources of the specified minerals used in our products, which may adversely affect our business. In addition, the number of suppliers who provide conflict-free minerals may be limited, which may make it difficult to satisfy those customers who require that all of the components of our products be certified as conflict-free, which could place us at a competitive disadvantage if we are unable to do so.

We may engage in strategic transactions, including acquisitions, investments, or joint development agreements that may have an adverse effect on our business.

We may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand our product offerings and geographic presence as part of our business strategy, which could be material to our financial condition and results of operations. We may not complete transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with us for these strategic opportunities. We also could experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of an acquired company or business, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of our credit profile and/or ratings and result in reduced availability of credit to us or in increased borrowing costs and interest expense.

We could experience difficulties, expenditures, or other risks in integrating an acquired company, business, or technology, including, among others:

•	diversion of management resources and focus from ongoing business matters;
•	retention of key employees following an acquisition;
•	demands on our operational resources and financial and internal control systems;
•	integration of an acquired company’s corporate and administrative functions and personnel;
•	liabilities of the acquired company, including litigation or other claims; and
•	consolidation of research and development operations.

In addition, we may face additional risks related to foreign acquisitions, including risks related to cultural and language differences and particular economic, currency, political, and regulatory risks associated with specific countries. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our results of operations and financial condition could be adversely affected.

We may engage in the divestiture of some of our non-core product lines which may have an adverse effect on our business.

Our business strategy involves assessing our portfolio of products with a view of divesting non-core product lines that do not align with our objectives. Any divestitures may result in a dilutive impact to our future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a product line. See note 2 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2013 incorporated by reference herein for a discussion of our divestitures.

We may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation Act (“PPACA”). Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has and will continue to have, an adverse effect on our operating expenses and results of operations. Excise tax expense associated with product sales during the period January to June 2013, the first six months of the medical device tax, was approximately $11.4 million. We currently expect the impact of the tax to be approximately $20 million to $25 million in fiscal year 2014 and annually thereafter. In addition, the PPACA significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for our products. As additional provisions of healthcare reform are implemented, we anticipate that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. We cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect federal healthcare reform or any future legislation or regulation may have on our customers’ purchasing decisions regarding our products and services. However, the implementation of new legislation and regulation may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, possibly materially.

We may need additional financing in the future to meet our capital needs or to make opportunistic acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

We intend to increase our investment in research and development activities, expand our sales and marketing activities, and may make acquisitions. Our ability to take these and other actions may be limited by our available liquidity, including our ability to access our foreign cash balances in a tax-efficient manner. As a consequence, in the future, we may need to seek additional financing. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If we lose an investment grade credit rating or adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, our stockholders will experience dilution of their ownership interest. If we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants. Additionally, our ability to make scheduled payments or refinance our obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and financial, business and other factors beyond our control.

We are subject to risks associated with doing business outside of the United States.

Our operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. Sales to customers outside of the United States made up approximately 22% of our revenue in the fiscal year ended June 30, 2013, and we expect that non-United States sales will contribute to future growth as we continue to focus on expanding our operations in markets outside the United States. The risks associated with our operations outside the United States include:

•	healthcare reform legislation;
•	changes in medical reimbursement policies and programs;

•	changes in non-United States government programs;
•	multiple non-United States regulatory requirements that are subject to change and that could restrict our ability to manufacture and sell our products;
•	possible failure to comply with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;
•	different local medical practices, product preferences and product requirements;
•	possible failure to comply with trade protection and restriction measures and import or export licensing requirements;
•	difficulty in establishing, staffing and managing non-United States operations;
•	different labor regulations or work stoppages or strikes;
•	changes in environmental, health and safety laws;
•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States;
•	political instability and actual or anticipated military or political conflicts;
•	economic instability, including the European financial crisis or other economic instability in other parts of the world and the impact on interest rates, inflation and the credit worthiness of our customers;
•	uncertainties regarding judicial systems and procedures;
•	minimal or diminished protection of intellectual property in some countries; and
•	regulatory changes that may place our products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on our results of operations and financial condition. For example, we are subject to compliance with the United States Foreign Corrupt Practices Act and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot be sure that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We are also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries such as the Euro, where we sell our products, our United States dollar reported revenue and income will decrease. Additionally, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on our results of operations and financial condition.

We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

We are subject to various United States federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, since many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have an adverse effect on our results of operations and financial condition.

We have a significant amount of indebtedness, which could adversely affect our business and our ability to meet our obligations.

As of March 31, 2014, after giving effect to this offering and the application of the proceeds thereform as described under “Use of Proceeds”, on a pro forma basis, we would have had outstanding $2.0 billion of senior unsecured notes. This significant amount of debt has important risks to us and our investors, including:

•	requiring a significant portion of our cash flow from operations to make interest payments on this debt;
•	making it more difficult to satisfy debt service and other obligations;
•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;
•	placing us at a competitive disadvantage to our competitors that may not be as highly leveraged with debt as we are; and
•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

In addition, we maintain a $750 million senior unsecured revolving credit facility (maturing February 13, 2019). To the extent that we draw on our credit facility or otherwise incur additional indebtedness, the risks described above could increase. Further, if we increase our indebtedness, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

As a result of various restrictive covenants in the agreements governing our senior unsecured revolving credit facility and our senior unsecured notes, our financial flexibility will be restricted in a number of ways. The agreement governing the credit facility subjects us to several financial and other restrictive covenants, including limitations on liens, subsidiary indebtedness and transactions with affiliates. In addition, the failure to timely file our periodic reports with the SEC could result in a default under our senior unsecured revolving credit facility and the indenture governing our senior unsecured notes. In fiscal year 2013, we failed to timely file certain of our periodic reports with the SEC. While we are now in compliance with these reporting covenants, we cannot assure you that we will be able to obtain all waivers related to any future filing delays or remedy any future events that could trigger an event of default under the credit agreement for our senior unsecured credit facility and the indenture for our senior unsecured notes.

Our credit facility also requires us to meet certain financial ratio tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot be sure that we will be able to meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our credit facility. If an event of default under our credit facility or senior unsecured notes occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If such an acceleration of indebtedness were to arise from an event of default, we may not have sufficient funds to repay such indebtedness. Any acceleration of our outstanding indebtedness could have a material adverse effect on our business and financial condition.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We are a large multinational corporation with operations in the United States and international jurisdictions. As such, we are subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect our tax positions. We cannot be sure that our effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Our reserves against disputed tax obligations may ultimately prove to be insufficient.

We and Cardinal Health are currently before the Internal Revenue Service (“IRS”) Appeals office for fiscal years 2006 and 2007. We are currently subject to IRS audits for fiscal years 2008 through 2012. The IRS audits for fiscal years 2008 and 2009, and the short period July 1, 2009 through August 31, 2009, are part of Cardinal Health’s tax audit of its federal consolidated returns covering periods prior to our spinoff from Cardinal Health. The IRS audits for the short period September 1, 2009 through June 30, 2010, and fiscal years 2011 and 2012, relate to federal consolidated returns filed by us following our spinoff from Cardinal Health.

During the quarter ended December 31, 2010 we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries. Additionally, during the quarter ended March 31, 2014, we received Notices of Proposed Adjustment for fiscal years 2008 and 2009 for additional taxes related to certain foreign earnings. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them.

We regularly review our tax reserves and make adjustments to our reserves when appropriate. Accounting for tax reserves involves complex and subjective estimates by management, which can change over time based on new information or changing events or circumstances, including events or circumstances outside of our control. Although we believe that we have provided appropriate tax reserves for any potential tax exposures, we may not be fully reserved and it is possible that we may be obligated to pay amounts in excess of our reserves. The tax matters agreement that we entered into with Cardinal Health in connection with the separation generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. Any future change in estimate or obligation could adversely affect our results of operations and financial condition.

If there is a determination that the separation is taxable for United States federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then Cardinal Health and its shareholders that are subject to United States federal income tax could incur significant United States federal income tax liabilities and we could incur significant liabilities.

In connection with the separation, Cardinal Health received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution and the distribution qualified as a transaction that is tax-free for United States federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, (“the Code”). In addition, Cardinal Health received opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and the distribution qualified as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from Cardinal Health and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings were incorrect or not otherwise satisfied, Cardinal Health and its shareholders may not be able to rely on the ruling or the opinions of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct, have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cardinal Health or us after the separation. If the separation is determined to be taxable for United States federal income tax purposes, Cardinal Health and its shareholders that are subject to United States federal income tax could incur significant United States federal income tax liabilities and we could incur significant liabilities.

Our success depends on our ability to recruit and retain key personnel.

Our success depends on the continued contributions of our senior management and other key research and development, sales, marketing and operations personnel. Experienced personnel in our industry are in high demand and competition for their talents is intense. If we are unable to recruit and retain key personnel, our business may be harmed. Achieving this objective may be difficult due to many factors, including the intense competition for such highly skilled personnel, fluctuations in global economic and industry conditions, changes in our senior management, competitors’ hiring practices, and the effectiveness of our compensation programs. If we are unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, we may experience difficulty in implementing our business strategy, which could have an adverse effect on our results of operations and financial condition.

Our business and stock price may be adversely affected if our internal control over financial reporting is not effective.

Under Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC, companies are required to conduct a comprehensive evaluation of their internal control over financial reporting. As part of this process, we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to attest to and report on management’s assessment and the effectiveness our internal control over financial reporting. Management’s assessment of our internal control over financial reporting as of June 30, 2012, identified a material weakness related to our accounting for our dispensing sales-type leases. This material weakness could lead to a loss of investor confidence and could have a negative impact on the trading price of our common stock. As described in “Item 9A Controls and Procedures—Management’s Report on Internal Control Over Financial Reporting,” of our Form 10-K for the fiscal year ended June 30, 2013 incorporated by reference herein we have developed and implemented new control procedures regarding our accounting for sales-type leases, including the revised fair value estimation process for our leased assets, and we concluded that we had remediated this material weakness as of June 30, 2013. We will need to monitor and evaluate these procedures to ensure that they are operating effectively. We may be at risk for future material weaknesses, particularly if these new procedures do not operate effectively. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, which could cause us to fail to meet our reporting obligations, lead to a loss of investor confidence and have a negative impact on the trading price of our common stock.

USE OF PROCEEDS

We anticipate that we will receive net proceeds of approximately $987.9 million from the sale of the notes, after deducting underwriting discounts and estimated offering expenses.

We intend to use a portion of the net proceeds of this offering to repay at maturity our $450.0 million in aggregate outstanding principal amount of 5.125% Senior Notes due 2014. We intend to use the remaining net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

•	on a historical basis; and

•	on an as adjusted basis to give effect to the issuance of the notes offered hereby and the application of the proceeds therefrom as described under “Use of Proceeds.”

The information below is not necessarily indicative of what our capitalization would have been had this offering been completed as of March 31, 2014. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Prospectus Supplement Summary—Summary Historical Financial Information” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and our unaudited interim condensed financial statements and notes, in each case incorporated by reference in this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted
($ in millions)
Cash and Cash Equivalents(1)	$1,269	$1,808

Debt, including current and long-term:
Senior Unsecured Revolving Credit Facility	—	—
5.125% senior notes due 2014	449	—
6.375% senior notes due 2019	690	690
3.300% senior notes due 2023	298	298
1.450% senior notes due 2017 offered hereby	—	300
3.875% senior notes due 2024 offered hereby	—	399
4.875% senior notes due 2044 offered hereby	—	298
Euro Denominated Debt	10	10
Other obligations(2)	9	9

Total debt	1,456	2,004
Total stockholders’ equity	5,401	5,401

Total capitalization	$6,857	$7,405

(1)	As adjusted based on net proceeds, after deducting underwriting discounts and estimated offering expenses.
(2)	Other obligations consist primarily of additional notes, loans and capital leases.

DESCRIPTION OF THE NOTES

General

CareFusion Corporation (the “Company”) will issue $300,000,000 aggregate principal amount of 1.450% senior notes due 2017 (the “2017 Notes”), $400,000,000 aggregate principal amount of 3.875% senior notes due 2024 (the “2024 Notes”) and $300,000,000 aggregate principal amount of 4.875% senior notes due 2044 (the “2044 Notes” and, together with the 2017 Notes and the 2024 Notes, the “Notes”) as separate series of notes under the indenture, dated as of July 21, 2009 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a third supplemental indenture to be dated as of May 22, 2014 (the “Third Supplemental Indenture”) between the Company and the Trustee (the Base Indenture, as so supplemented, the “Indenture”).

The summary herein of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (a form of which is available upon request from the Company), including definitions therein of certain terms. Certain terms used in this summary are defined under the subheading “—Definitions.”

Without the consent of the holders of the Notes, at any time and from time to time the Company will have the ability under the Indenture to issue further notes having identical terms and conditions as the Notes of any series offered hereby (subject to certain exceptions), and may issue additional Notes in one or more additional series under the Indenture. See “—Further Issuances” below. The Company will issue Notes only in fully registered form without coupons, in minimum denominations of $2,000 and larger integral multiples of $1,000.

Maturity, Interest and Principal

The 2017 Notes will mature on May 15, 2017, the 2024 Notes will mature on May 15, 2024 and the 2044 Notes will mature on May 15, 2044. Interest will initially accrue on the 2017 Notes at a rate of 1.450% per annum, on the 2024 Notes at a rate of 3.875% per annum and on the 2044 Notes at a rate of 4.875% per annum. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year and on the maturity date (each, an “interest payment date”), commencing November 15, 2014, to the persons in whose names the Notes are registered at the close of business on May 1 and November 1, as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such Notes shall be payable.

Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date or the maturity date falls on a day that is not a business day, the interest payment and, if the maturity date, the payment of principal will be made on the next succeeding day that is a business day as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after the scheduled interest payment date or maturity date to the next succeeding business day. By “business day” we mean a weekday which is not a day when banking institutions in the place of payment are authorized or required by law or regulation to be closed. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Ranking

The Notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all existing and future senior unsecured obligations of the Company. The Notes will effectively rank junior to all existing and future secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness.

The Notes will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Company’s Subsidiaries, including trade payables. As of March 31, 2014, the Company’s Subsidiaries had approximately $4 million of capital lease obligations, a portion of which are secured obligations, and obligations in respect of $27 million of outstanding letters of credit. In the event of bankruptcy, liquidation or reorganization of any of the Company’s Subsidiaries, the Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

The 2017 Notes, 2024 Notes and 2044 Notes are each separate series of Notes under the indenture. As a result, holders of each series of Notes will have separate rights to, among other things, give notice of defaults or to direct the Trustee to exercise remedies during an event of default or otherwise.

Optional Redemption

Prior to the maturity date in the case of the 2017 Notes, February 15, 2024, in the case of the 2024 Notes (three months prior to the maturity date), and November 15, 2043, in the case of the 2044 Notes (six months prior to the maturity date), the Notes will be redeemable, in whole or, from time to time, in part, at the option of the Company at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, or

•	as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 10 basis points in the case of the 2017 Notes, 25 basis points in the case of the 2024 Notes and 25 basis points in the case of the 2044 Notes, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

At any time on or after February 15, 2024, in the case of the 2024 Notes (three months prior to the maturity date) and, November 15, 2043, in the case of the 2044 Notes (six months prior to the maturity date), the 2024 Notes and the 2044 Notes will be redeemable, in whole or in part at any time and from time to time, at our option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining terms of such Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date,

(i)	the average of five or more Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

(ii)	if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means any primary treasury dealer as from time to time selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

Notice to holders of Notes to be redeemed will be delivered by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

No Mandatory Redemption

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Further Issuances

The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes, having the same terms as, and ranking equally and ratably with, the Notes offered hereby in all respects (except with respect to the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). These additional notes will be consolidated into and form a single series with, and will have the same terms as to redemption, waivers, amendments or otherwise as the Notes. The Notes issued by the Company and any additional notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. However, unless the reopening rules under the Treasury regulations promulgated under Section 1275 of the Internal Revenue Code of 1986, as amended (the “Code”), apply, such additional notes may not be fungible with the Notes for U.S. federal income tax purposes. Unless the context requires otherwise, references to Notes for all purposes of the Indenture and this “Description of the Notes” include any additional notes of such series that are actually issued.

Form and Denomination of Notes

Denomination of Notes

The Notes will be denominated in U.S. dollars, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Unclaimed Funds

All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the Notes of any series that remain unclaimed for two years after the maturity date of the Notes of that series will be repaid to the Company upon its request. Thereafter, any right of any holder of Notes of that series to such funds shall be enforceable only against the Company, and the Trustee and paying agents will have no liability therefor.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for the Company as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Offer to Repurchase Upon Change of Control Repurchase Event

If a “Change of Control Repurchase Event” occurs, unless the Company has exercised its right to redeem the Notes as described above under “—Optional Redemption”, the Company will make an offer (the “Change of Control Offer”) to each holder of outstanding Notes to repurchase all or any part (equal to $2,000 integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest (the “Change of Control Payment”) on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will provide a notice to each holder, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Offer to Repurchase Upon Change of Control Repurchase Event,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is provided, other than as may be required by law (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) that holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the fifth business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that the holders whose Notes are being repurchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(8) the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a holder must follow.

The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Offer being consummated on or prior to the Change of Control Payment Date.

The Company will comply with the requirements of Rule 14e-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly mail or wire transfer, in accordance with the instructions given to us by the holders of the Notes, to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

“Below Investment Grade Rating Event” means the rating of such Notes is lowered below Investment Grade (defined below) by at least two of the three Rating Agencies (defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event under the Indenture) if the Rating Agency or Rating Agencies ceasing to rate such Notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or, one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock (defined below) of the Company or any direct or indirect parent company holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company;

(3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act), or any “person” (as that term is used in Section 13(d) of the Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other “person” (as that term is used in Section 13(d) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving “person” (as that term is used in Section 13(d) of the Exchange Act) immediately after giving effect to such transaction; or

(4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) the Company becomes a wholly owned Subsidiary of a holding company; and (B) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction; and (ii) pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (iii) the “person” referenced in clause (1) or (2) of the preceding sentence previously acquired assets of the Company and its Subsidiaries or became the beneficial owner of the Company’s Voting Stock, in either case so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by the holders of the Notes).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of such board of directors on the first date that any of the Notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch,” “Moody’s” and “S&P” mean Fitch Inc., a subsidiary of Finalac, S.A., Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., respectively, or any respective successor thereto.

“Investment Grade “ means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency (defined below) or rating agencies selected by us.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Under clause (4) of the definition of Change of Control, a change of control will occur if a majority of our board of directors is replaced over a two year period by directors who have not been “approved” by the directors then in office. Under a Delaware Chancery Court interpretation of a similar provision, our board of directors could approve a slate of shareholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. Accordingly, under such interpretation, our board of directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a holder’s right to require us to repurchase the holder’s Notes as described above.

Certain Covenants

The following is a summary of the material covenants contained in the Indenture.

Limitation on Liens

So long as any of the Notes remain outstanding, the Company will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “Liens”) of or upon Principal Property of the Company or any Consolidated Subsidiary, whether now owned or hereafter acquired, or any shares of stock or debt of any Consolidated Subsidiary, without equally and ratably securing the Notes by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a)	Liens existing on the date of the Base Indenture;

(b)	Liens on any assets of any person existing at the time it becomes a Consolidated Subsidiary, provided that such Lien was not created in contemplation of such person becoming a Consolidated Subsidiary;

(c)	Liens on any assets existing at the time the Company or a Consolidated Subsidiary acquires such assets, or to secure the payment of the purchase price for such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets (incurred or guaranteed prior to or within 180 days after such acquisition), or, in the case of real property, construction or improvements thereon, provided that the Lien shall not apply to any assets theretofore owned by the Company or a Consolidated Subsidiary other than in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d)	Liens securing Indebtedness owed by any Consolidated Subsidiary to the Company or to another Consolidated Subsidiary;

(e)	Liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain partial, progress, advance or other payments pursuant to any contract, statute, treaty or regulation;

(f)	Liens for certain taxes or assessments, landlord’s Liens and Liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in the Company’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes;

(g)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operations of the business of such person;

(h)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Consolidated Subsidiaries;

(i)	Liens in favor of the Company;

(j)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to above; or

(k)	any Lien that would not otherwise be permitted by clauses (a) through (j) above, inclusive, securing Indebtedness which, together with:

•	the aggregate outstanding principal amount of all other Indebtedness of the Company and its Consolidated Subsidiaries secured by Liens on Principal Properties which would otherwise be subject to the foregoing restrictions, and

•	the aggregate Attributable Debt of sale and lease-back transaction which would be subject to the foregoing restrictions absent this clause, does not exceed the greater of $500.0 million or 15% of Consolidated Net Worth.

Limitation on Sale and Lease-back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of Principal Property are prohibited unless:

•	the Company or the Consolidated Subsidiary would be entitled to incur Indebtedness for borrowed money secured by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the Notes;

•	the proceeds of the sale of the Principal Property to be leased are at least equal to their fair value as determined by the Company’s board of directors and the proceeds are applied within 90 days of the date of such transaction to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision) of any Indebtedness;

•	such transaction was entered into prior to the date of the Base Indenture;

•	such transaction was for the sale and leasing back to the Company by any one of its Consolidated Subsidiaries or between Consolidated Subsidiaries; or

•	such transaction occurs within six months from the date of acquisition of the subject Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later.

Merger, Consolidation, Sale, Lease or Conveyance

The Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	the Company will be the continuing corporation; or

•	(a) the successor corporation or person that acquires all or substantially all of the Company’s assets is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of the Company’s obligations under the Indenture and the Notes; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company will furnish to the holders of Notes or cause the Trustee to furnish to the holders of Notes, within 15 days after the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

To the extent such filings are made with the SEC or the reports are posted on the Company’s website, the reports will be deemed to be furnished to the Trustee and holders of Notes.

In addition, the Company agrees that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Definitions

The definitions set forth below are a description of the terms that are defined in the Indenture and used in this prospectus supplement. The complete definitions are set forth in the Indenture.

“Attributable Debt” means, as of any particular date, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•	the aggregate of present values (determined in accordance with generally accepted financial practice using a discount factor equal to the interest implicit in such lease if known or if not known using a discount factor equal to the weighted average yield to maturity of the Notes then outstanding and compounded semiannually) of the Company’s or its Consolidated Subsidiaries’ obligations for rental payments during the remaining term of all leases. The term “rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” means, as of any date of determination, the total stockholders’ equity of the Company and its subsidiaries calculated on a consolidated basis in accordance with generally accepted accounting principles practiced in the United States of America.

“Consolidated Subsidiary” means any Subsidiary, substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America, which Subsidiary possesses Principal Property and whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles practiced in the United States of America.

“Indebtedness” means all items classified as indebtedness on the Company’s most recently available balance sheet in accordance with generally accepted accounting principles practiced in the United States of America.

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility owned by us or any Consolidated Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Worth, except any such property which the Company’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its Consolidated Subsidiaries, taken as a whole, as evidenced by a certified copy of a board resolution.

“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interest having the voting power to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

Modification of the Indenture

Without the consent of any holder of Notes issued under the Indenture, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

(1) to evidence the assumption by any permitted successor of the covenants in the Indenture and in the Notes;

(2) to add additional covenants or for the Company to surrender any right or power under the Indenture;

(3) to add additional events of default under the Indenture;

(4) to amend or supplement any provision contained in the Indenture or in any supplemental indenture; provided that no such amendment or supplement will materially adversely effect the interest of the holders of any Notes then outstanding;

(5) to provide collateral security for any series of the Notes;

(6) to evidence and provide for the acceptance of appointment of a successor Trustee;

(7) to provide for the procedures required for use of a noncertificated system of registration for the Notes;

(8) to change any place where principal, premium, if any, and interest shall be payable, Notes may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

(9) to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the Indenture; provided that such other changes or additions do not adversely affect the interests of the holders of the Notes, or a particular series of the Notes, in any material respect.

The consent of the holders of not less than a majority in aggregate principal amount of the Notes of any series then outstanding is required to modify the Indenture or waive any past default under the Indenture with respect to the Notes, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Note of the series affected. However, if less than all of the series of Notes outstanding under the Indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series of Notes that are directly affected, considered as one class, will be required.

No such amendment or modification may:

(1) change the final stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount of any Note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the final stated maturity of any Note, without the consent of the holder;

(2) reduce the percentage in principal amount of the outstanding Notes of any series, the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of each affected series; or

(3) modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Notes of any series, without the consent of the holders of each outstanding Note affected thereby.

A supplemental indenture which changes the Base Indenture or any supplement thereto solely for the benefit of one or more particular series of notes, or modifies the rights of the holders of notes of one or more series, will not affect the rights under the Base Indenture or any supplement thereto of the holders of the notes of any other series.

The Indenture provides that the Notes owned by the Company or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

The Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but the Company shall have no obligation to do so. If the Company fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act property made under the Indenture by holders of the Notes will bind every future holder of the Notes and the holder of every Note issued upon the registration of transfer of or in exchange of the Notes. A transferee will be bound by acts of the Trustee or the Company in reliance thereon, whether or not notation of that action is made upon the Notes.

Events of Default

The following constitute events of default under the Indenture with respect to each series of Notes:

(1) failure to pay principal of and premium, if any, on any Notes of such series when due and payable;

(2) failure to pay interest on any Notes of such series for 30 days after such payment is due and payable;

(3) failure to perform any other covenant or agreement of the Company in the Notes of such series or the Indenture for 90 days after written notice to the Company specifying that such notice is a “notice of default” under the Indenture;

(4) there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Consolidated Subsidiaries (or the payment of which is guaranteed by any of our Consolidated Subsidiaries), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more; and

(5) certain events of bankruptcy, insolvency or reorganization of the Company.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3) and (4) above with respect to any series of Notes but not with respect to all outstanding Notes issued, the Notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of the Notes to be due and payable immediately.

If an event of default occurs and is continuing due to certain events of bankruptcy, insolvency or reorganization of the Company, then the entire principal amount of the outstanding Notes of such series shall automatically become due immediately and payable without any declaration or other action on the part of the Trustee or any holder.

The Trustee may withhold notice to the holders of any series of the Notes of any default (except in payment of principal of, or interest on) if the Trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in principal amount of each series of Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee.

No holder of the Notes of a series may institute any action against the Company for an event of default under the Indenture unless:

(1) that holder gives to the Trustee advance written notice of the event of default and its continuance;

(2) the holders of not less than 25% in principal amount of the Notes of such series then outstanding affected by that event of default request the Trustee to institute such action;

(3) that holder or holders has offered the Trustee indemnity satisfactory to it;

(4) the Trustee has not instituted such action within 60 days of such request; and

(5) the Trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the Notes of each affected series then outstanding.

At any time prior to the evidencing to the Trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the Notes of any or all series specified in the Indenture in connection with such action, any holder of a Note may, by filing written notice with the Trustee, revoke such action concerning such Note.

The Company is required to deliver to the Trustee each year a certificate as to whether, or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to the Notes (except as to (i) rights of registration of transfer and exchange of securities of such series, and the Company’s right of optional redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen securities, (iii) rights of holders to receive payments of principal thereof and interest thereon, and remaining rights of the holders to receive mandatory sinking fund payments, if any, (iv) the rights, obligations and immunities of the Trustee hereunder and (v) the rights of the holders of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them) as to all Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated, except Notes that have been lost, destroyed or stolen and that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal amount and interest accrued to the date of maturity or redemption;

(2) no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it with respect to the Notes under the Indenture and the Notes; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or at the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company’s cost and expense.

Defeasance

The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding Notes (“Defeasance”). Such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied its other obligations under the Indenture with respect to the Notes, except for the following, which shall survive until otherwise terminated or discharged:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes relating to the issuance of temporary notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

(3) its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

(4) the Defeasance provisions of the Indenture.

In addition the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain restrictive covenants under the Indenture (“Covenant Defeasance”) and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute events of default with respect to the Notes. In order to exercise either Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Notes on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

(2) in the case of Defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Third Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) the Company shall have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(5) the Company must comply with certain other conditions, including that such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Book-Entry Settlement and Clearance

The notes will be represented by one or more fully registered global notes in book-entry form without coupons. DTC will be the depositary with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with the trustee as custodian for DTC. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant would then keep a record of its clients who purchased notes. Beneficial ownership interests in the global note will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to interests of beneficial owners). The book-entry system is described further in the accompanying prospectus under the caption “Description of Debt Securities—Book-Entry Settlement and Clearance.”

Governing Law

The Indenture and the Notes are governed by New York law.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

U.S. TREASURY DEPARTMENT CIRCULAR 230 NOTICE

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY PROSPECTIVE INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE U.S. FEDERAL TAX LAWS; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US AND THE UNDERWRITERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

GENERAL

The following is a general discussion of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes by a holder who acquired the notes pursuant to this offering. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or differing interpretations. This summary deals only with a note held as a “capital asset” (generally for investment purposes), and purchased pursuant to this offering at their initial “issue price” (generally, the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations resulting from acquiring, holding or disposing of the notes.

In this discussion, we do not purport to address all of the tax considerations that may be relevant to a particular holder of the notes in light of that holder’s circumstances or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes through partnerships or other pass-through entities, U.S. expatriates or persons who hold the notes as part of a hedge, a straddle or a conversion transaction within the meaning of Section 1258 of the Code, a constructive sale transaction within the meaning of Section 1259 of the Code, an integrated transaction or other risk reduction transactions, and U.S. holders whose “functional currency” is not the U.S. dollar) that may be subject to special rules. This discussion is limited to initial holders who purchase the notes for cash in the initial offering at the original offering price and who hold the notes as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note who is:

(A)	an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;
(B)	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, which is created or organized in or under the laws of the U.S., any state therein or the District of Columbia;
(C)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
(D)	a trust, if a court within the U.S. is able to exercise primary supervision over such trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or if the trust has made a valid election to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note who is neither a U.S. holder nor a partnership (or entity treated as a partnership for U.S. federal income tax purposes).

If a partnership or other entity or arrangement taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your own tax advisors.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

CONSEQUENCES TO U.S. HOLDERS

Payment of Stated Interest

Payment of stated interest on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the disposition of a note by sale, exchange, redemption or other taxable disposition, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between: (i) the amount realized on the sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued but unpaid interest which, if not previously included in income, will be treated as interest paid on the notes) and (ii) a U.S. holder’s adjusted U.S. federal income tax basis in the note. A U.S. holder’s adjusted U.S. federal income tax basis in a note generally will equal the amount paid for the note, reduced by the amount of any payments other than qualified stated interest received by the U.S. holder.

Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the U.S. holder has held the note for more than one year. Corporate U.S. holders generally are taxed on their net capital gains at regular corporate income tax rates. The deductibility of capital losses is subject to certain limitations.

CONSEQUENCES TO NON-U.S. HOLDERS

Payments of Interest

Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business (or attributable to a U.S. permanent establishment if certain treaties apply) will be subject to withholding at a rate of 30% or, if applicable, a lower rate specified by a treaty, although special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. However, the 30% U.S. federal tax withholding will not apply to any payment to a non-U.S. holder of interest on the notes under the “portfolio interest exemption” provided that such interest is not effectively connected with a U.S. trade or business (or attributable to a U.S. permanent establishment if certain treaties apply) and provided that the non-U.S. holder:

(A)	does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;
(B)	is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;
(C)	is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and
(D)	has fulfilled the certification requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

The certification requirements referred to above will be fulfilled if the non-U.S. holder certifies on IRS Form W-8BEN or other successor form, under penalties of perjury, that it is not a U.S. person for U.S. federal income tax purposes and provides its name and address, and (i) the non-U.S. holder files IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on the non-U.S. holder’s behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY or other successor form if it has entered into an agreement with the IRS to be treated as a qualified intermediary. A non-U.S. holder should consult its own tax advisor regarding possible additional reporting requirements.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to it will be subject to the 30% U.S. federal tax withholding, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty and stating its taxpayer identification number or (ii) IRS Form W-8ECI (or successor form) stating that payments on the notes are not subject to withholding of tax because such payments are effectively connected with its conduct of a trade or business in the U.S., as discussed below.

Income Effectively Connected with a Trade or Business within the U.S.

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business (and, if a tax treaty applies, is attributable to a permanent establishment in the U.S.) the non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if it were a U.S. holder. See the section entitled “—Consequences to U.S. Holders.” In that case, the non-U.S. holder would not be subject to the 30% U.S. federal tax withholding and would be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form. In addition, a non-U.S. holder that is a corporation for U.S. federal income tax purposes may be subject to a branch profits tax with respect to such interest payment at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Any gain realized on the sale, exchange, redemption or other taxable disposition of the notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, (and, if a tax treaty applies, such gain is attributable to a permanent establishment in the U.S.); or
•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest not previously included in income, such amount would be treated as interest.

CONTINGENT PAYMENT DEBT OBLIGATIONS

We may be obligated to pay holders amounts in excess of the stated interest and principal payable on the notes, as described under “Description of the Notes—Optional Redemption” and “Description of the Notes—Offer to Repurchase Upon Change of Control Repurchase Event.” The obligation to make such contingent payments may implicate the provisions of Treasury Regulations governing “contingent payment debt instruments.” If the notes were treated as contingent payment debt instruments, holders generally would be required to treat any gain recognized on the sale or other disposition of a note as interest income rather than as capital gain, and the timing and amount of income inclusions on the note may also be affected. Under applicable Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingency or contingencies, in the aggregate, are “remote” or “incidental” or in certain other circumstances. We intend to take the position, and assume in this discussion, that the notes are not contingent payment debt instruments within the meaning of applicable Treasury Regulations. Under such position, if we become obligated to redeem holders as described under “Description of the Notes—Optional Redemption” and “Description of the Notes—Offer to Repurchase Upon Change of Control Repurchase Event,” any amounts received (less an amount equal to any accrued interest not previously included in income, which will be treated as interest income for U.S. federal income and withholding tax purposes) should be included in the holder’s amount realized upon such redemption. Our position is binding on a U.S. holder unless such U.S. holder discloses a contrary position in the manner that is required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, a holder might be required to use the accrual method, even if it were otherwise a cash method taxpayer, to take into account interest income on the Notes and to treat as ordinary income rather than capital gain any income that it realizes on the taxable disposition of a note. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

ADDITIONAL NOTES

If additional notes are treated as a single series with the notes for non-tax purposes and as a separate series for U.S. federal income tax purposes, the additional notes may be considered to have been issued with original issue discount, which may affect the market value of the notes since such additional notes may not be distinguishable from the notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders

Under the Code, a U.S. holder may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to certain payments made on or with respect to the notes. This withholding applies only if a U.S. holder (i) fails to furnish the U.S. holder’s taxpayer identification number (“TIN”), which for an individual is a social security number, within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that the U.S. holder failed to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that the U.S. holder has not been notified by the IRS that the U.S. holder is subject to backup withholding. To prevent backup withholding, the U.S. holder or other payee is required to properly complete IRS Form W-9. These requirements generally do not apply with respect to certain holders, including tax-exempt organizations and certain financial institutions.

The backup withholding rate is currently 28%. Backup withholding is not an additional federal income tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability (and may entitle you to a refund), provided that the required information is timely furnished to the IRS. A U.S. holder should consult the U.S. holder’s own tax advisor as to the U.S. holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

If a non-U.S. holder provides the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a U.S. person, the non-U.S. holder will not be subject to IRS reporting requirements and U.S. backup withholding with respect to interest payments on the notes.

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder either certifies its status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a note by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a “U.S. Related Person” (as defined below). The payment of proceeds on the disposition of a note by a non-U.S. holder to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding but will be subject to information reporting unless the holder certifies its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder’s foreign status and has no actual knowledge or reason to know that such holder is a U.S. person.

For this purpose, a “U.S. Related Person” is: (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership with certain connections to the U.S.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest, distributions and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

LEGISLATION AFFECTING TAXATION OF NOTES HELD BY OR THROUGH FOREIGN ENTITIES

Withholding taxes may be imposed under provisions of the Code commonly referred to as FATCA on certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to a non-financial foreign entity unless (i) the foreign financial institution enters into an agreement with the U.S. government to withhold on certain payments and satisfies specific due diligence and reporting requirements, (ii) the non-financial foreign entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Debt securities that are outstanding on July 1, 2014 are grandfathered from the application of the withholding rules under FATCA. Thus, absent a “significant modification” (within the meaning of section 1.1001–3 of the Treasury Regulations promulgated under the Code) that causes the notes to be treated as having been reissued on or after July 1, 2014, the notes are not expected to be subject to the above-mentioned reporting and withholding requirements. In addition, the IRS recently announced its intention to issue regulations that would allow a withholding agent or foreign financial institution to treat an obligation held by an entity that is issued, opened or executed on or after July 1, 2014, and before January 1, 2015, as a “preexisting obligation”, subject to special withholding and reporting requirements under FATCA.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from U.S. withholding tax under an exemption described under “—Consequences to Non-U.S. Holders.” In the event that this withholding tax shall be imposed on any payment of interest on, or gross proceeds from the disposition or redemption of, a note, we have no obligation to pay additional amounts as a consequence thereof or to redeem the notes before their stated maturity. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

UNDERWRITING

Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed on a current report on Form 8-K and incorporated by reference to the registration statement, each of the underwriters named below has severally agreed to purchase from us, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal Amount of the 2017 Notes	Principal Amount of the 2024 Notes	Principal Amount of the 2044 Notes
Barclays Capital Inc.	$49,500,000	$66,666,000	$49,010,000
J.P. Morgan Securities LLC	$49,500,000	$66,667,000	$49,010,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$49,500,000	$66,667,000	$49,010,000
Morgan Stanley & Co. LLC	$42,000,000	$24,000,000	$30,990,000
Deutsche Bank Securities Inc.	$35,250,000	$24,000,000	$30,990,000
Mitsubishi UFJ Securities (USA), Inc.	$35,250,000	$24,000,000	$30,990,000
HSBC Securities (USA) Inc.	$12,000,000	$44,000,000	$18,000,000
U.S. Bancorp Investments, Inc.	$12,000,000	$44,000,000	$18,000,000
Banca IMI S.p.A.	$7,500,000	$20,000,000	$12,000,000
UBS Securities LLC	$7,500,000	$20,000,000	$12,000,000

Total	$300,000,000	$400,000,000	$300,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters will purchase the notes of each series at the discount from the applicable public offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell such notes at the applicable public offering price set forth on the front of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from their public offering prices of up to 0.300% of the principal amount of each 2017 note, up to 0.400% of the principal amount of each 2024 note and up to 0.500% of the principal amount of each 2044 note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from their public offering prices of up to 0.250% of the principal amount of each 2017 note, up to 0.250% of the principal amount of each 2024 note and up to 0.250% of the principal amount of each 2044 note. After the initial offering of the notes, the underwriters may change the offering prices and any other selling terms at any time without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

Underwriting discount	Per Note	Total
Per 2017 Note	0.4500%	$1,350,000
Per 2024 Note	0.6500%	$2,600,000
Per 2044 Note	0.8750%	$2,625,000
Total		$6,575,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $2,365,300.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the coverage page of this prospectus, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+ 5 ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+ 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisors.

Conflicts of Interest

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as lead arrangers and joint bookrunners under our $750 million senior unsecured revolving credit facility.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the notes or possession or distribution of this prospectus or any other offering or publicity material relating to the notes in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any notes or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of notes by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Residents of Canada

The offering of the notes in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the notes may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the notes in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the notes are offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the notes by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

DLA Piper LLP (US), New York, New York has passed upon the validity of the notes on behalf of the issuer. Milbank, Tweed, Hadley & McCloy LLP, New York, New York is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of CareFusion Corporation appearing in CareFusion Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2013 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein.

We post on our public website (www.carefusion.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

You may read and copy the registration statement and any other materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at www.sec.gov.

You should rely only on the information contained in this prospectus supplement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. We are incorporating by reference into this prospectus supplement the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K). Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. Accordingly, we incorporate by reference into this prospectus supplement the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 that we filed with the SEC on August 9, 2013;

•	The information responsive to Part III of Form 10-K for our fiscal year ended June 30, 2013 provided in our definitive proxy statement filed with the SEC on September 26, 2013;

•	Our Quarterly Reports on Form 10-Q for: (a) the quarter ended September 30, 2013 that we filed with the SEC on November 8, 2013; (b) the quarter ended December 31, 2013 that we filed with the SEC on February 6, 2014; and (c) the quarter ended March 31, 2014 that we filed with the SEC on May 6, 2014;

•	The description of our common stock contained in our Information Statement, filed as exhibit 99.1 to the Registration Statement on Form 10 dated July 22, 2009, as amended by Amendment No. 6 (Commission File No. 001-34273);

•	Our Current Reports on Form 8-K (and amendments thereto) filed with the SEC on August 8, 2013 (relating to Item 5.02), August 9, 2013, November 6, 2013, December 20, 2013, January 9, 2014, January 23, 2014, February 12, 2014, February 13, 2014 and May 7, 2014; and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

By incorporating by reference our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Information Statement and our Current Reports on Form 8-K, we can disclose important information to you by referring you to our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Information Statement and our Current Reports on Form 8-K, which are considered part of this prospectus supplement. We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus supplement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, California, 92130 or by calling 1-888-876-4287. Copies of any of these documents may also be obtained free of charge through our website at www.carefusion.com.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

CareFusion Corporation

Debt Securities

Preferred Stock

Common Stock

Warrants

Units

CareFusion Corporation, from time to time, may offer, issue and sell (i) debt securities, which may be convertible or non-convertible, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, and (v) units compromising two or more securities described in this prospectus in any combination.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with that offering. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus together with the additional information described under the heading “Where You Can Find More Information” carefully before you make an investment decision.

Our common stock is traded on the New York Stock Exchange under the symbol “CFN.” On May 9, 2014, the last reported sale price of our common stock was $41.00 per share. If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Investing in our securities involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” on page 5 and contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2014

This prospectus incorporates by reference important business and financial information about the company that is not included in or delivered with the document. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

CareFusion Investor Relations Department

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

(858) 617-4621

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus or any combination thereof in one or more offerings.

As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or any related free writing prospectus that we may authorize to be provided to you modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information” before making an investment decision.

We have not authorized anyone to provide you any information other than that contained in or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus, any prospectus supplement or free writing prospectus, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

Trademarks, Trade Names and Service Marks

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include: CareFusion™, Alaris®, Guardrails®, Pyxis®, AVEA®, VELA™, LTV® Series, Jaeger®, Sensor Medics®, ChloraPrep®, V. Mueller®, Snowden-Pencer®, SmartSite®, PyxisConnect®, Pyxis MedStation®, Pyxis SupplyStation®, Pyxis ProcedureStation™, Pyxis EcoStation™, MedMined™, EnVe®, MaxPlus®, MaxGuard® and AirLife ™, which may be registered or trademarked in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to our knowledge, owned by such other company.

Company References

In this prospectus, unless otherwise specified or the context otherwise requires, references to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Portions of this prospectus, any applicable prospectus supplement, any related free writing prospectus and other materials we have filed or will file with the SEC contain, or may contain, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the plans and expectations of our management at the time such statements were made and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” in addition to the following other factors:

•	difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

•	the continued financial viability and success of our customers and suppliers and the potential impact on our customers and suppliers of declining economic conditions, which could impact our results of operations and financial condition;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	actions of regulatory bodies and other government authorities, including the U.S. Food and Drug Administration and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	disruption or damage to or failure of our information systems;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties in our industry due to government healthcare reform;

•	uncertainties related to the availability of additional financing to us in the future and the terms of such financing;

•	risks associated with international operations, including fluctuations in currency exchange rates;

•	the effects of our strategies to run our business in a tax-efficient manner;

•	competitive pressures in the markets in which we operate;

•	the loss of, or default by, one or more key customers or suppliers;

•	unfavorable changes to the terms of key customer or supplier relationships;

•	downgrades of our credit ratings or disruptions to financial markets, and the potential that such downgrades or disruptions could adversely affect our access to capital and the terms of such capital or increase our cost of capital;

•	failure to retain or continue to attract senior management or key personnel;

•	risks associated with our substantial leverage;

•	the potential effects of threatened or actual terrorism and war; and

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

CAREFUSION CORPORATION

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide.

We offer a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room (“OR”) effectiveness, respiratory care and surveillance and analytics. Our primary product brands include:

•	Alaris intravenous (“IV”) infusion systems;

•	Pyxis automated medication dispensing and supply management systems;

•	AVEA, Vela and LTV Series respiratory ventilators;

•	ChloraPrep skin antiseptic products;

•	MaxGuard, MaxPlus and SmartSite needle-free IV infusion disposable sets and accessories;

•	V. Mueller and Snowden-Pencer open surgical and laparoscopic instrumentation;

•	AirLife nebulizers, ventilator circuits and other disposables used for providing respiratory therapy;

•	Jaeger and SensorMedics cardiopulmonary diagnostic equipment; and

•	MedMined software and surveillance services.

For the nine months ended March 31, 2014 and for the fiscal year ended June 30, 2013, we generated revenue of $2.72 billion and $3.55 billion, respectively, and net income from continuing operations of $277 million and $389 million, respectively. Approximately 22% of our fiscal year 2013 revenue was from customers outside of the United States.

Corporate Information

We were incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health, Inc. in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009. Our principal executive offices are located at 3750 Torrey View Court, San Diego, California 92130, and our telephone number is (858) 617-2000. Our website is located at www.carefusion.com. Information on or accessible through our website is not, and should not be considered, part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” contained in any applicable prospectus supplement, any related free writing prospectus, and under similar headings in the other documents, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, incorporated by reference herein, and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference into this prospectus or into any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” for information about how you can view these documents. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition. The occurrence of any of these risks might cause you to lose all or part of your investment in any offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended March 31, 2014 and the five fiscal years ended June 30, 2013, 2012, 2011, 2010 and 2009.

	For the Nine Months Ended March 31, 2014	For the Fiscal Year Ended June 30,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.7	6.6	5.6	4.9	3.6	4.6

We had no preferred stock outstanding for any period presented, and accordingly our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges for all periods presented.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. If we determine to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The following description, together with the additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities under an indenture, dated as of July 21, 2009, between us and Deutsche Bank Trust Company Americas, as trustee, which we refer to as the “base indenture.” Debt securities may be issued under the base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. Debt securities may be convertible or non-convertible and may be issued as senior debt securities or subordinated debt securities. The base indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. In this prospectus, we refer to the base indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) as the “indenture.” The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

Ranking

Any senior debt securities offered by this prospectus will be general obligations that:

•	rank equally in right of payment with all other unsubordinated indebtedness of CareFusion Corporation (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus); and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

Any subordinated debt securities offered by this prospectus will be general obligations that:

•	are subordinated in right of payment, to the extent set forth in the supplemental indenture or corporate authorization with respect thereto, to all debt that does not, under the instrument creating or evidencing such debt, provide that such debt is subordinated in right of payment to or pari passu in right of payment with our subordinated debt securities; and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant liabilities of their own which will be structurally senior to the debt securities. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation will be subject to the prior claims of the subsidiary’s creditors. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not those of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

Terms

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than Deutsche Bank Trust Company Americas (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary;

•	any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•	if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than, or in addition to, the events of default described in the base indenture, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities or property;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities.

Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities.

Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $2,000 and larger integral multiples of $1,000. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

The base indenture provides that all funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date will be repaid to us upon our request. In the event the trustee or the paying agent returns money to us following such two-year period, the holders of the debt securities thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws.

The base indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities.

Certain Covenants

The following restrictive covenants will apply to each series of debt securities issued under the indenture, unless otherwise specified in any supplemental indenture or resolution establishing the terms of the debt securities of any series. See “—Certain Definitions” below for the definitions of certain of the defined terms used herein.

Limitation on Liens

So long as any of the debt securities remain outstanding, we will not, and we will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “Liens”) of or upon Principal Property of the Company or any Consolidated Subsidiary, whether now owned or hereafter acquired, or any shares of stock or debt of any

Consolidated Subsidiary, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a) Liens existing on the date of the indenture;

(b) Liens on any assets of any person existing at the time it becomes a Consolidated Subsidiary, provided that such Lien was not created in contemplation of such person becoming a Consolidated Subsidiary;

(c) Liens on any assets existing at the time the Company or a Consolidated Subsidiary acquires such assets, or to secure the payment of the purchase price for such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets (incurred or guaranteed prior to or within 180 days after such acquisition), or, in the case of real property, construction or improvements thereon, provided that the Lien shall not apply to any assets theretofore owned by the Company or a Consolidated Subsidiary other than in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d) Liens securing Indebtedness owed by any Consolidated Subsidiary to the Company or to another Consolidated Subsidiary;

(e) Liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain partial, progress, advance or other payments pursuant to any contract, statute, treaty or regulation;

(f) Liens for certain taxes or assessments, landlord’s Liens and Liens and charges incidental to the conduct of the Company’s business, or the Company’s ownership of its assets which were not incurred in connection with the borrowing of money and which do not, in the Company’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes;

(g) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operations of the business of such person;

(h) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Consolidated Subsidiaries;

(i) Liens in favor of the Company;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to above; or

(k) any Lien that would not otherwise be permitted by clauses (a) through (j) above, inclusive, securing Indebtedness which, together with:

•	the aggregate outstanding principal amount of all other Indebtedness of the Company and its Consolidated Subsidiaries secured by Liens on Principal Properties which would otherwise be subject to the foregoing restrictions; and

•	the aggregate Attributable Debt of sale and lease-back transaction which would be subject to the foregoing restrictions absent this clause, we may create or assume any Indebtedness for borrowed money which is does not exceed the greater of $500.0 million or 15% of Consolidated Net Worth.

Limitation on Sale and Lease-back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of Principal Property are prohibited unless:

•	the Company or the Consolidated Subsidiary would be entitled to incur Indebtedness for borrowed money secured by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the debt securities;

•	the proceeds of the sale of the Principal Property to be leased are at least equal to their fair value as determined by the Company’s board of directors and the proceeds are applied within 90 days of the date of such transaction to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision) of any Indebtedness;

•	such transaction was entered into prior to the date of the indenture;

•	such transaction was for the sale and leasing back to the Company by any one of its Consolidated Subsidiaries or between Consolidated Subsidiaries; or

•	such transaction occurs within six months from the date of acquisition of the subject Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later.

Merger, Consolidation, Sale, Lease or Conveyance

We will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all our assets to any person, unless:

•	We will be the continuing corporation; or

•	(a) the successor corporation or person that acquires all or substantially all of our assets is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of our obligations under the indenture and the debt securities; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants or conditions of the indenture to be performed or observed by us.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any debt securities are outstanding, we will furnish to the holders of debt securities or cause the trustee to furnish to the holders of debt securities, within 15 days after the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the we were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

To the extent such filings are made with the SEC or the reports are posted on our website, the reports will be deemed to be furnished to the trustee and holders of debt securities.

In addition, we have agreed that, for so long as any debt securities remain outstanding, at any time we are not required to file the reports required by the preceding paragraphs with the SEC, we will furnish to the holders of the debt securities and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means, as of any particular date, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•	the aggregate of present values (determined in accordance with generally accepted financial practice using a discount factor equal to the interest implicit in such lease if known or if not known using a discount factor equal to the weighted average yield to maturity of the debt securities of all series then outstanding and compounded semi-annually) of the Company’s or its Consolidated Subsidiaries’ obligations for rental payments during the remaining term of all leases. The term “rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” means, as of any date of determination, the total stockholders’ equity of the Company and its subsidiaries calculated on a consolidated basis in accordance with generally accepted accounting principles practiced in the United States of America.

“Consolidated Subsidiary” means any Subsidiary, substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America, which Subsidiary possesses Principal Property and whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles practiced in the United States of America.

“Indebtedness” means all items classified as indebtedness on the Company’s most recently available balance sheet in accordance with generally accepted accounting principles practiced in the United States of America.

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility owned by us or any Consolidated Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Worth, except any such property which the Company’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its Consolidated Subsidiaries, taken as a whole, as evidenced by a certified copy of a board resolution.

“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interest having the voting power to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

Modification of the Indenture

We may enter into one or more supplemental indentures with the trustee without the consent of any holder of debt securities issued under the indenture for any of the following purposes:

(1)	to evidence the assumption by any permitted successor of the covenants in the indenture and in the debt securities;

(2)	to add additional covenants or for the Company to surrender any right or power under the indenture;

(3)	to add additional events of default under the indenture;

(4)	to amend or supplement any provision contained in the indenture or in any supplemental indenture; provided that no such amendment or supplement will materially adversely effect the interest of the holders of any debt securities then outstanding;

(5)	to provide collateral security for any series of the debt securities;

(6)	to evidence and provide for the acceptance of appointment of a successor Trustee;

(7)	to provide for the procedures required for use of a noncertificated system of registration for any series of debt securities;

(8)	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

(9)	to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of the debt securities, or a particular series of debt securities, as applicable, in any material respect.

The consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding, is required to modify the indenture or waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. However, if less than all of the series of debt securities outstanding under the indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the debt securities that are directly affected, considered as one class, will be required.

No such amendment or modification may:

(1)	change the final stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the final stated maturity of any debt security, without the consent of the holder;

(2)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of each such effected series; or

(3)	modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holders of each outstanding debt security affected thereby.

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

Any debt securities owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act properly made under the indenture by holders of the debt securities of a particular series will bind every future holder of the debt securities of such series and the holder of every debt security issued upon the registration of transfer of or in exchange of such debt securities. A transferee will be bound by acts of the trustee or the Company in reliance thereon, whether or not notation of that action is made upon the debt securities.

Events of Default

The following constitute events of default under the indenture with respect to any series of debt securities:

(1)	failure to pay principal of and premium, if any, on the debt securities of that series when due and payable;

(2)	failure to pay interest on the debt securities of that series for 30 days after such payment is due and payable;

(3)	failure by us to perform any other covenant or agreement or the applicable indenture for the benefit of holders of debt securities of that series for 90 days after written notice to us specifying that such notice is a “notice of default” under the applicable indenture;

(4)	there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Consolidated Subsidiaries (or the payment of which is guaranteed by any of our Consolidated Subsidiaries), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more; and

(5)	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3) and (4) above, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount and interest accrued on the outstanding debt securities of the affected series to be due and payable immediately.

If an event of default occurs and is continuing due to certain events of bankruptcy, insolvency or reorganization involving us, then the entire principal amount of the outstanding debt securities of the affected series shall automatically become due immediately and payable without any declaration or other action on the part of the trustee or any holder. In addition, an event of default applicable to a particular series of debt securities that causes the one or more series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements.

The trustee may withhold notice to the holders of debt securities of any default (except in payment of principal of, or interest on) if the trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of a series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee.

No holder of debt securities may institute any action against us for an event of default under the indenture unless:

(1)	that holder gives to the trustee advance written notice of the event of default and its continuance;

(2)	the holders of not less than 25% in principal amount of the debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

(3)	that holder or holders has offered the trustee indemnity satisfactory to it;

(4)	the trustee has not instituted such action within 60 days of such request; and

(5)	the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the series of debt securities then outstanding.

At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the series of debt securities specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such debt security.

We are required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we is in compliance with the conditions and covenants under the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to a series of debt securities (except as to (i) rights of registration of transfer and exchange of securities, and our right of optional redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen securities, (iii) rights of holders to receive payments of principal thereof and interest thereon, and remaining rights of the holders to receive mandatory sinking fund payments, if any, (iv) the rights, obligations and immunities of the Trustee hereunder and (v) the rights of the holders as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them) as to all debt securities issued thereunder, when:

(1)	either:

(a)	all such debt securities of such series that have been authenticated, except debt securities that have been lost, destroyed or stolen and that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)

all debt securities of such series that have not been delivered to the trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the debt securities not delivered to the Trustee for cancellation for principal amount and interest accrued to the date of maturity or redemption;

(2)	no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture and the debt securities of such series; and

(4)	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities issued thereunder at maturity or at the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company’s cost and expense.

Defeasance

We may, at our option, and at any time, elect to have our obligations discharged with respect to all outstanding debt securities (“Defeasance”). Such Defeasance means that we shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding debt securities of a series and to have satisfied our other obligations under the indenture with respect to such series of debt securities, except for the following, which shall survive until otherwise terminated or discharged:

(1)	the rights of holders of outstanding debt securities of a series to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due;

(2)	our obligations with respect to the debt securities of a series relating to the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the indenture;

(3)	our obligations in connection with the rights, powers, trusts, duties and immunities of the trustee; and

(4)	the Defeasance provisions of the indenture.

In addition we may, at our option and at any time, elect to have our obligations released with respect to certain restrictive covenants under the indenture (“Covenant Defeasance”) and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities of a series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described above under “Events of Default” will no longer constitute events of default with respect to the debt securities of a series. In order to exercise either Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of a series, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding debt securities of such series on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

(2)	in the case of Defeasance, we shall have delivered to the trustee an opinion of counsel stating that:

a.	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

b.

since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	we shall have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(5)	we must comply with certain other conditions, including that such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any material agreement or instrument to which we are a party or by which we are bound.

Book-Entry Settlement and Clearance

The Global Notes

The debt securities will be issued in one or more fully registered global notes (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the Global Notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

We expect that under procedures established by DTC:

(1)	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

(2)	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in any of the Global Notes).

Beneficial interests in the Global Notes may not be exchanged for debt securities in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Book-entry procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

(5)	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the debt securities represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

(1)	will not be entitled to have debt securities represented by the Global Note registered in their names;

(2)	will not receive or be entitled to receive physical delivery of debt securities in certificated form; and

(3)	will not be considered the owners or “holders” of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of debt securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the debt securities represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, in accordance with the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock, certain provisions of our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”), and our amended and restated by-laws (our “by-laws”), and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 1.2 billion shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of April 18, 2014, there were 207,312,079 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Each holder of our common is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law, or the DGCL, and by our certificate of incorporation, to issue up to 50 million shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors has discretion, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and By-laws

Provisions of the DGCL and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board. Our certificate of incorporation and by-laws currently require that our board of directors be divided into three classes, with directors elected to staggered three-year terms. Under this classified board structure, one class of directors, representing approximately one-third of our directors, stands for election at each annual meeting of stockholders. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us. In November 2013, at our 2013 Annual Meeting of Stockholder, our stockholders approved and adopted amendments to our certificate of incorporation and by-laws to repeal the classified board structure and phase-in annual director elections over a three-year period. Accordingly, beginning with the 2014 Annual Meeting of stockholders, (i) the Class II directors elected at the 2011 Annual Meeting (or their successors) will be elected for annual terms beginning with the 2014 Annual Meeting, (ii) the Class III directors elected at the 2012 Annual Meeting (or their successors) would be elected for annual terms beginning with the 2015 Annual Meeting, and (iii) the Class I directors elected at this Annual Meeting (or their successors) would be elected for a term of three years expiring at the 2016 Annual Meeting and would be up for election on an annual basis beginning with the 2016 Annual Meeting. As a result, all directors will be elected on an annual basis beginning with the 2016 Annual Meeting. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier death, resignation, retirement or removal. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote at the election, unless the election is a contested election, in which case the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

Removal of Directors. Our by-laws provide that our stockholders may only remove our directors with cause.

Amendment. Our certificate of incorporation and by-laws provide that the affirmative vote of the holders of at least sixty-six and two-thirds percent of our voting stock then outstanding is required to amend certain provisions relating to the number, term election and removal of our directors, the filling of our board vacancies, stockholder notice procedures and the calling of special meetings of stockholders.

Size of Board and Vacancies. Our by-laws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings. Our certificate of incorporation provides that only the chairman of our board of directors, our chief executive officer or our board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of our stockholders.

Stockholder Action by Unanimous Written Consent. Our certificate of incorporation expressly eliminates the right of our stockholders to act by written consent other than by unanimous written consent. Stockholder action must take place at the annual or a special meeting of our stockholders or be effected by unanimous written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock. The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Listing

Our common stock is traded on the New York Stock Exchange under the symbol “CFN.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase shares of common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with shares of common stock, preferred stock and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. Because the terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

Each series of warrants will be issued under a separate warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

Warrants will be evidenced by warrant certificates. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read any applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreement that contain the terms of the warrants and defines your rights as a warrant holder.

The prospectus supplement relating to a particular series of warrants to issue debt securities, preferred stock or common stock will describe the terms of those warrants, including the following, where applicable:

•	the title and the aggregate number of warrants;

•	the offering price for the warrants (if any);

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which the offering price (if any) and the exercise price for such warrants are payable;

•	the periods during which and the places at which such warrants are exercisable;

•	the date (if any) on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the redemption or call provisions (if any) applicable to the warrants;

•	the identity of the warrant agent;

•	the exchanges (if any) on which such warrants may be listed;

•	information with respect to book entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations; and

•	any other terms of or material information about such warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of the units that we may offer under this prospectus. We may issue units, in one or more series, comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. Each series of units will be issued under a separate unit agreement. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The prospectus supplement containing specific information about the terms of the offering of any securities will include a discussion summarizing material U.S. federal income tax considerations relating to an investment in such securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus (a) through underwriters or dealers, (b) directly to one or more purchasers, or (c) through agents. The prospectus supplement will include the names of underwriters, dealers or agents we retain. The prospectus supplement also will include the purchase price of the securities, our net proceeds from the sale, and any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities may be listed.

We may offer these securities to the public through underwriting syndicates managed by managing underwriters or through underwriters without a syndicate. If underwriters are used, the underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless the prospectus supplement states otherwise, all securities will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance concerning the liquidity of the trading market for any securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with any such offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, CareFusion Corporation or its subsidiaries in the ordinary course of their businesses.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Unless indicated in the applicable prospectus supplement, we do not expect to list the securities on a securities exchange.

LEGAL MATTERS

Unless provided otherwise in the applicable prospectus supplement, opinions regarding the authorization and validity of the securities and certain other legal matters will be provided for us by DLA Piper LLP (US) and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CareFusion Corporation appearing in CareFusion Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2013 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

We post on our public website (www.carefusion.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

You may read and copy the registration statement and any other materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference into this prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K). Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 that we filed with the SEC on August 9, 2013;

•	The information responsive to Part III of Form 10-K for our fiscal year ended June 30, 2013 provided in our definitive proxy statement filed with the SEC on September 26, 2013;

•	Our Quarterly Reports on Form 10-Q for: (a) the quarter ended September 30, 2013 that we filed with the SEC on November 8, 2013; (b) the quarter ended December 31, 2013 that we filed with the SEC on February 6, 2014; and (c) the quarter ended March 31, 2014 that we filed with the SEC on May 6, 2014;

•	The description of our common stock contained in our Information Statement, filed as exhibit 99.1 to the Registration Statement on Form 10 dated July 22, 2009, as amended by Amendment No. 6 (Commission File No. 001-34273);

•	Our Current Reports on Form 8-K (and amendments thereto) filed with the SEC on August 8, 2013 (relating to Item 5.02), August 9, 2013, November 6, 2013, December 20, 2013, January 9, 2014, January 23, 2014, February 12, 2014, February 13, 2014 and May 7, 2014; and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

By incorporating by reference our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Information Statement and our Current Reports on Form 8-K, we can disclose important information to you by referring you to our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Information Statement and our Current Reports on Form 8-K, which are considered part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, California, 92130 or by calling 1-888-876-4287. Copies of any of these documents may also be obtained free of charge through our website at www.carefusion.com.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$300,000,000 1.450% Notes due 2017

$400,000,000 3.875% Notes due 2024

$300,000,000 4.875% Notes due 2044

PROSPECTUS SUPPLEMENT

Barclays

BofA Merrill Lynch

J.P. Morgan

Morgan Stanley

Deutsche Bank Securities

Mitsubishi UFJ Securities

HSBC

US Bancorp

Banca IMI

UBS Investment Bank